UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

Assembly Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35005	20-8729264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11711 N. Meridian St, Suite 310 Carmel, Indiana		46032
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (833) 509-4583

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ASMB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2019, Assembly Biosciences, Inc. (the “Company”) announced the appointment of Thomas J. Russo, CFA, as the Company’s Chief Financial Officer. Mr. Russo will also serve as the Company’s principal financial officer and replaces Michael P. Samar as the Company’s principal accounting officer effective as of October 28, 2019.  Mr. Samar will continue as an employee of the Company in the position of Senior Vice President, Finance and Business Operations.

In connection with Mr. Russo’s appointments, the Company also entered into an employment agreement with him, effective as of October 28, 2019 (the “Employment Agreement”). The Employment Agreement provides for an at-will employment arrangement. The Employment Agreement provides for an initial annual base salary of $425,000 and an annual performance-based incentive cash bonus in an amount initially targeted to 40% of Mr. Russo’s then-current base salary. Under the Employment Agreement, the Company also agreed to pay Mr. Russo a sign-on bonus in the amount of $100,000 within 30 days of his start date. Mr. Russo is obligated to repay the sign-on bonus to the Company in the event his employment is terminated under certain circumstances within twelve months from his start date.

If Mr. Russo’s employment is terminated by the Company for disability (as defined in the Employment Agreement) or without cause (as defined in the Employment Agreement) or by Mr. Russo for good reason (as defined in the Employment Agreement) within 12 months immediately following a change of control (as defined in the Employment Agreement), provided that Mr. Russo signs and does not revoke a general release of claims against the Company, the Company will provide Mr. Russo the following benefits: (i) a lump sum payment equal to 12 months of his then-current base salary; (ii) an amount equal to his full target annual bonus for the year in which the termination occurred; (iii) immediate vesting in full of all equity awards held by Mr. Russo that are subject to time-based vesting; and (iv) if Mr. Russo properly elects COBRA, reimbursement of COBRA premiums for 12 months following termination or the end of his COBRA continuation period, whichever is earlier; provided, however, the Company’s obligation to pay such premiums will terminate earlier if he becomes eligible for insurance benefits from another employer during such period.

If Mr. Russo’s employment is terminated as a result of his disability, by the Company without cause or by Mr. Russo for good reason, and such termination does not occur within 12 months following a change of control and provided that Mr. Russo signs and does not revoke a general release of claims against the Company, the Company will provide him the following benefits: (i) continued payment of his then-current base salary for 12 months following date of termination of employment, and (ii) if Mr. Russo properly elects COBRA, reimbursement of COBRA premiums for 12 months following termination or the end of his COBRA continuation period, whichever is earlier; provided, however, the Company’s obligation to pay such premiums will terminate earlier if he becomes eligible for insurance benefits from another employer during such period. Such benefits are in lieu of, and not in addition to, the benefits described in the preceding paragraph.

The foregoing description of the terms of Mr. Russo’s Employment Agreement does not purport to be complete and is qualified in their entirety by reference to the complete text of the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-Q for the period ended September 30, 2019.

In connection with his appointment, the Company also agreed to grant Mr. Russo a non-qualified stock option to purchase 185,000 shares of the Company’s common stock. The option vests over four years as follows: one-fourth will vest on the first anniversary of the date of grant, October 28, 2020; and the remaining three-fourths will vest in 36 approximately equal monthly installments, with the option becoming fully vested on October 28, 2023. The option is subject to Mr. Russo’s continued service with the Company through the applicable vesting dates and to acceleration upon the occurrence of certain events as set forth in the option agreement and the Employment Agreement.

Prior to joining the Company, Mr. Russo, 48, was the Vice President, Head of Commercial Finance of Gilead Sciences Inc. (“Gilead”) from July 2016 until October 2019. From October 2014 through June 2016, Mr. Russo was Gilead’s Senior Director – Commercial Operations Finance Center of Excellence, and from October 2012 until September 2014, Mr. Russo held other positions of increasing responsibility at Gilead, including Senior Director – HCV Commercial Operations and Senior Director – Commercial Planning.  From 2004 through September 2012, Mr. Russo was an Equity Research Analyst – Biotechnology at Robert W. Baird & Co., Inc., where he advised institutional investors on biotechnology stocks. Mr. Russo is a Chartered Financial Analyst and holds a B.S. in Biological Sciences from the University of Notre Dame and an M.B.A. from The University of Chicago Booth School of Business. Mr. Russo is also a CFA charterholder.

There are no arrangements or understandings between Mr. Russo and any other person pursuant to which he was appointed as an executive officer of the Company, and there are no relationships between Mr. Russo and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assembly Biosciences, Inc.

Date: October 28, 2019	By:	/s/ Elizabeth H. Lacy
Elizabeth H. Lacy
General Counsel, Senior Vice President of Legal Operations and Corporate Secretary

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